Exhibit 10.6

SALES AND SERVICES AGREEMENT

THIS SALES AND SERVICES AGREEMENT (hereinafter referred to as “Agreement”) is made, entered into and effective as of the date set forth below by and between New Benefits, Ltd. whose principal place of business is located at 14240 Proton Road, Dallas, Texas 75244 (hereinafter referred to as “NB”) and NEW MILLENNIUM CONSULTANTS, LLC, its affiliates, related entities, and subsidiaries, (hereinafter referred to as “Reseller”) whose principal place of business is located at 6 Alton Avenue, Voorhees, New Jersey 08042.

WITNESSETH

WHEREAS, NB is engaged in the business of the development, design, marketing, sale and distribution of discount cost containment programs of either NB’s or third-parties for whom NB is an authorized representative (hereinafter referred to as “Vendor”); and

WHEREAS, Reseller is in the business of marketing various types of discount healthcare and consumer services and benefits to its clients, members, etc.; and

WHEREAS, Reseller desires to purchase from NB certain discount healthcare and consumer benefits and services as well as purchase certain administrative services relating to same; and

WHEREAS, NB is ready and willing to sell to Reseller certain discount healthcare and consumer benefits and services as well as certain administrative services relating to same desired by Reseller.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1.  COVERAGE AREA

This Agreement, and all the rights, duties and responsibilities set forth in this Agreement, apply to, and are applicable in, the fifty (50) United States (with the exception of Vermont), Washington DC and Puerto Rico (where available).

2.  NB DUTIES AND RESPONSIBILITIES

As hereinafter set forth, NB understands and agrees to perform the following duties and accepts the responsibilities as herein identified:

(A)
Sell the products and services for discount benefits listed in Schedule 1 to Reseller (hereinafter referred to as “Program”). Annual memberships may be purchased in one-year increments paid monthly or annually and are renewable in one-year increments for members in good standing.

(B)	Perform customer service on behalf of Reseller.
(C)
Provide toll-free telephone service for eligible members to access providers and member service functions (hereinafter referred to as “Membership Services”).  Except on NB recognized holidays, trained member service representatives shall be available from 7:00 am to 7:00 pm Central Standard Time, Monday through Friday and Saturday from 8:00 am to 5:00 pm Central Standard Time. NB reserves the right to modify these hours with thirty (30) days notice to Reseller.

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(D)	Provide an Internet web site for members to locate participating providers.
(E)
Provide Reseller the benefit marketing and fulfillment verbiage for NB’s products and services to use in all marketing, enrollment, advertising, and fulfillment materials.  Any changes made to this verbiage must be approved in writing by NB.

(F)
Provide fulfillment materials as set forth in Schedule 1. Upon request, NB’s marketing department may assist Reseller with the design of Reseller’s fulfillment materials.  Should Reseller’s fulfillment materials require more than two (2) design revisions, the additional revisions will be performed at a cost of one hundred dollars ($100.00) per hour.

(G)
Reserve the right to add to, modify, or delete parts of the Program and/or the other services provided under the terms of this Agreement.  NB agrees to provide notice to Reseller of any Vendor change or termination, which notice will in no event be shorter in duration than that provided to NB by NB’s applicable Vendor(s).

(H)	Secure and maintain all licenses, registrations and permits by any local, state, federal, or governmental authority required of NB in the performance of its obligations under this Agreement.

3.  RESELLER DUTIES AND RESPONSIBILITIES

As hereinafter set forth, Reseller, on behalf of its employees, officers, directors, agents, contractors, shareholders, clients, customers, and members, understands and agrees to perform the following duties and accepts the responsibilities as herein identified:

(A)	Submit marketing/sales verbiage for approval electronically in Microsoft Word and all marketing materials in their final approved format electronically as a PDF file or mutually agreed upon format.
(B)
Obtain prior written approval from NB for any and all printed literature, radio/television media, telemarketing scripts, press releases, web sites, enrollment materials, membership cards, or similar items as to their content, design, format, use of any trade names, use of any Vendor name, trademark, or service mark of NB or any Vendor under contract with NB.  Reseller shall use only the exact marketing, enrollment, and fulfillment verbiage approved by NB when describing or making reference to the discount health benefits listed in Schedule 1.  Failure to obtain written approval from NB concerning any materials (printed, electronic or of any other kind or type whatsoever) referencing the benefits set forth on Schedule 1 will result in NB, in its sole discretion, having the right to immediately terminate this Agreement.  Such termination will result in Reseller’s members being ineligible to use the Membership Services.  In addition, Reseller must secure written approval from NB for all reprints when any changes have been made. Further, on the first (1st) day of June each year, Reseller must submit to NB all current marketing, solicitation, enrollment, and fulfillment materials (printed, electronic or of any other kind or type whatsoever) for NB’s review and approval along with an executed copy of Exhibit B.

(C)
Submit to NB any and all telephone numbers used for inbound and/or outbound telemarketing of NB’s Program and/or any web site address(es), prior to launch, containing benefit descriptions and/or Vendor information for any NB product or service.  NB reserves the right at its sole discretion to monitor any and all such telephone numbers and web sites for the purpose of ensuring compliance as related to NB’s Program.

(D)	Pay NB compensation as set forth in Schedule 1 for each membership under the following terms and conditions:

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(1)
Said compensation shall be paid by the fifteenth (15th) day of each month for all active members enrolled by the last day of the previous month. If Reseller fails to pay NB within ten (10) days of receipt of billing, NB may notify Reseller in writing of such failure to pay and issue a warning to Reseller that if payment in full for all previously billed amounts is not received within five (5) days from date of notice, the Agreement may be terminated at the sole discretion of NB.  NB may consider the failure to make payment a breach of Reseller’s obligations under this Agreement and then may elect, without notice, to cease providing Reseller’s members access to the NB Membership Services pending receipt of payment.  Termination of this Agreement does not relieve Reseller of the obligation to pay all monies due.

(2)
If Reseller believes there is an error on any billing or commission statement received from NB or Reseller requires additional information regarding a specific transaction, Reseller should submit a written request for information within ninety (90) days of the statement date to the address specified on the statement.  Any inquiry regarding an alleged error not submitted to NB within ninety (90) days will be considered waived by Reseller.  Any correspondence should include Reseller’s name, account number, and a full description of the error and/or the transaction in question.

(E)
Work within the parameters of the Program as set forth by NB and/or NB’s Vendors.  It is Reseller’s responsibility to obtain the appropriate training information from NB for each applicable benefit included in the Program.  Reseller is authorized to recruit independent sales representatives and/or entities (hereinafter referred to as “ISR”) to market the Program on behalf of Reseller.  Reseller is responsible for thoroughly training each ISR in respect to the benefits and services purchased from NB. Reseller is responsible for ensuring each ISR represents all NB benefits accurately and in conformity with NB’s existing practices, procedures and requirements by requiring each ISR to execute Exhibit A.  Further, Reseller agrees to indemnify, defend and hold NB harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs or expenses, including reasonable attorney’s fees, arising from or in any way connected with (i) the failure of the ISR to perform its duties in conformity with NB’s existing practices, procedures and requirements or (ii) any misrepresentation made by ISR which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.  Additionally, NB retains the right to refuse any opportunity brought to NB by Reseller.

(F)
Send to NB all new member information electronically or hardcopy in a mutually agreed upon format within ten (10) days of receipt by Reseller.  Reseller agrees to use best efforts to ensure all data supplied to NB for processing is in good condition, correct, complete, and in proper format as set forth by NB. NB agrees all such member information is considered the confidential property of Reseller and as such, said information shall not be utilized by NB for any reason other than the furtherance of this Agreement without the express written consent of Reseller.

(G)	Be responsible for all costs and expenses associated with Reseller’s responsibilities under this Agreement, including marketing materials.
(H)	Forfeit, along with NB, the membership fees to provide a refund to members commensurate with the prevailing law in the state the membership is sold.
(I)	Authorize NB to reference Reseller as a client.
(J)	Agree that its purchases hereunder from NB are sold to customers on a non-exclusive basis.

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(K)
Submit a completed Group Information Form to NB for each new group setup in NB’s system a minimum of three (3) weeks prior to the group’s initial enrollment date.  After thirty (30) days from the execution of this Agreement, all new Group Information Forms must be accompanied by a nonrefundable administrative fee of fifty dollars ($50.00) each.

(L)
Provide NB the name of any client, along with the name of their program if it is private-labeled, to whom Reseller resells NB’s products and services.  Reseller shall not wholesale benefits to any other person or entity without NB’s prior written consent.

(M)
Agree to link Reseller’s web sites, or any affiliated web sites created for the purpose of marketing NB products and services, exclusively to the links provided by NB in order for benefit descriptions and Vendor information to remain up to date.

(N)
Secure and maintain all licenses, registrations and permits by any local, state, federal, or governmental authority required of Reseller in the performance of its obligations under this Agreement.  Reseller shall notify NB in writing within five (5) business days of the commencement of any material action, suit or proceeding, and of the issuance of any order, writ, injunction award or decree of any court, agency or other governmental instrumentality involving Reseller.

(O)	Agree not to resell by multilevel marketing NB benefits without prior written agreement from NB.
(P)
Obtain NB’s approval on the retail pricing for any benefit package including one or more of NB’s benefits.  Reseller agrees to list each benefit package along with the corresponding retail pricing in a Price Filing Form.  Should Reseller offer any benefit package which includes NB’s benefits without obtaining NB’s prior written approval in a Price Filing Form or a subsequent Addendum, NB will consider such action a breach of Reseller’s obligations under this Agreement and may result in NB, in its sole discretion, terminating this Agreement.

(Q)	Reseller cannot sell multiple year memberships without prior written consent from NB.
(R)
Pay NB a one-time setup fee of $2,500.00 via check upon execution of this Agreement.  Should Reseller enroll a minimum of twenty-five hundred (2,500) active members within the first twelve (12) months following the execution of this Agreement, Reseller may submit a Request for Credit Form to NB and NB will then credit the $2,500.00 setup fee back to Reseller.  Should Reseller fail to enroll a minimum of twenty-five hundred (2,500) members by the one-year anniversary date of this Agreement, NB will permanently retain the initial setup fee in its entirety.  The aforementioned $2,500.00 fee includes setup of Reseller’s groups in NB’s system during the initial thirty (30) days following the execution of this Agreement.  After thirty (30) days from the execution of this Agreement, Reseller agrees to pay NB a nonrefundable administrative fee of fifty dollars ($50.00) per group.  Once Reseller’s total enrollment reaches a minimum of twenty-five hundred (2,500) active members, NB agrees to waive the fifty dollar ($50.00) administrative fee for any additional groups.

4.  NATURE OF RELATIONSHIP

No terms or provisions of this Agreement are intended to create nor shall they be deemed or construed to create any relationship between NB and Reseller other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the terms and provisions of this Agreement.  The parties hereto are not and shall not be deemed for any purpose to be joint ventures, partners, or agents of each other.  Neither of the parties hereto, nor any of their respective officers, directors, or employees, shall represent themselves as the partner, employee, servant, or agent of the other party, and shall not be deemed or construed to be the partner, employee, servant, or agent of the other party.  Both parties agree to adhere to all applicable laws, rules, and/or regulations pertaining to the solicitation and marketing of NB products and services.  Neither party is authorized to represent the other party for any purpose, except as specifically provided in this Agreement, without the prior written consent of that party.  Further, Reseller is not authorized to make, alter, or discharge contracts, extend the time or method of payment, or waive or retain any money due NB unless previously agreed to in writing by NB.  Reseller understands and acknowledges that in respect to this Agreement, it is the intent of the parties that Reseller is only purchasing from NB certain products and related services for certain prices and nothing more.

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5. RECOGNITION OF VALIDITY OF TRADEMARK

Reseller hereby agrees and shall at all times recognize the validity of any and all trademarks, service marks, and trade names of NB and the ownership thereof by NB as herein granted and shall not at any time put in issue or contest, either directly or indirectly, the validity of such trademarks, service marks or trade names.  In addition, nothing in this Agreement shall give Reseller any interest in such trademarks, service marks, trade names, or in any design used in connection therewith.  It is further understood and agreed NB grants to Reseller during the term of this Agreement a permission, not coupled with an interest, to use any such trademarks, service marks, trade names, or designs in connection with the license herein granted; such use to be in the manner and with the result of designating NB as the source of and origin of such services and/or products.

Reseller also agrees in the event of any actual or suspected infringement of any trade name, trademark, or service mark that is owned by NB, Reseller shall promptly report the same in writing to NB.  Determination of whether to institute any demand, suit or action with reference to any such suspected or actual infringement shall be made solely by NB and, if instituted, it shall be instituted, controlled and maintained at the expense of NB.  Reseller agrees to cooperate fully with NB with reference to any such demand, suit, or action.

NB agrees to extend to Reseller the same rights and cooperation as set forth herein regarding the trademarks, service marks, and trade names of Reseller as Reseller has extended to NB.

6. TERM AND TERMINATION

The initial term of this Agreement shall begin on the date of this Agreement as set forth below, and shall continue for a period of one year from that date, unless terminated sooner pursuant to the provisions contained in this Agreement.  This Agreement shall automatically renew on the same terms and conditions for successive one-year periods, unless terminated in writing, by certified mail, as outlined below.  Notwithstanding the foregoing, should Reseller fail to generate new and/or renewal memberships for twelve (12) consecutive months, this Agreement will automatically terminate with no action required by either party.  Upon expiration of the initial term, NB reserves the right to change the pricing contained in this Agreement or in any subsequent addendum with a minimum of thirty (30) days written notice to Reseller. Any change in pricing will not apply to existing members enrolled in one of Reseller’s active groups until their membership comes up for annual renewal.  Should Reseller not agree to the change in pricing, Reseller may terminate this Agreement according to the provisions of item (A) below.  This Agreement may be terminated at any time as follows:

(A)
with thirty (30) days notice by either party without cause. In the event this Agreement is terminated by NB without cause, existing business will continue to be serviced as long as membership fees are paid to NB.  Renewals will continue to be serviced if mutually agreed upon in writing by both parties.

(B)
with seven (7) days notice by NB with cause for misrepresentation by Reseller and/or Reseller’s ISR of the Program in the marketplace. In the event this Agreement is terminated by NB with cause, existing business may continue to be serviced at the sole discretion of NB as long as membership fees are paid to NB.

(C)
with thirty (30) days notice by either party with cause in the event of any default or breach by the other party of the terms of this Agreement or those contained in any subsequent amendments or schedules.  The non-breaching party may give written notice demanding said default be remedied within thirty days, and if the default is not remedied, this Agreement is deemed terminated with no further action. In addition to any other rights and/or remedies available at law, in equity or under contract available to the non-breaching party, the party responsible for breaching this Agreement also agrees damages and remedies at law for such breaches would be inadequate and that the non-breaching party may apply to a court of competent jurisdiction for, and shall be entitled to, a temporary restraining order and an injunction by such court to prevent further breach thereof on the part of the party responsible for breaching this Agreement without the necessity of posting any bond or other security. In addition, the party responsible for breaching this Agreement agrees to pay all court costs and reasonable attorneys' fees incurred by both parties in obtaining specific performance of, or any equitable relief against violation of, or continuous violation of, the requirements of this Agreement. In the event this Agreement is terminated with cause, existing business may continue to be serviced at the sole discretion of NB as long as membership fees are paid to NB.

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(D)
notwithstanding the foregoing, immediately by NB if Reseller is found to have any unauthorized memberships (memberships that have not been enrolled with NB and/or have not been paid for by Reseller).  Unauthorized memberships shall constitute a breach of this Agreement by Reseller and shall be cause for immediate termination of this Agreement and/or deactivation of Reseller’s enrolled members. Termination of this Agreement does not relieve Reseller of the obligation to pay all monies due.

(E)
notwithstanding the foregoing,  immediately by NB if Reseller, its affiliates, related entities, and/or subsidiaries, or any agent acting on behalf of Reseller, is found to be engaged directly or indirectly in any unethical and/or illegal marketing practices, including but not limited to any form of fax blasting.  Unethical and/or illegal marketing practices shall constitute a breach of this Agreement by Reseller and shall be cause for immediate termination of this Agreement and/or deactivation of Reseller’s enrolled members. Termination of this Agreement does not relieve Reseller of the obligation to pay all monies due.

(F)
notwithstanding the foregoing, immediately if any state, local or federal law or regulation is enacted or promulgated that prohibits the performance of any of the duties hereunder, or if any law is interpreted to prohibit such performance.

7.  CONFIDENTIALITY

NB and Reseller each acknowledge that, in the performance of its duties and obligations under this Agreement, it may receive or have disclosed to it Confidential Information. For the purpose of this Agreement, Confidential Information shall mean any and all information of a confidential or proprietary nature, whether written, oral, embodied in magnetic tape, computer software (including but not limited to source code), or other medium for storage of information, documents, names of customers/clients/members, software, present and future products, price quotes, proposed commission structures, and policies (including listing thereof and documentation related thereto) disclosed by either party hereto to the other, its employees, officers, directors, agents, or representatives, during the term of this Agreement.  The parties acknowledge and agree the Confidential Information is proprietary to, and a valuable trade secret of, the disclosing party, and any disclosure or unauthorized use thereof will cause irreparable harm to the disclosing party.  Reseller will not disclose to any third party any of the terms and conditions of this Agreement.  NB reserves the right to terminate this Agreement at any time by giving written notice to Reseller in the event of any impermissible disclosure hereunder.

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Accordingly, the parties each agree and undertake:
(A)	to treat Confidential Information in confidence and use it only in connection with this Agreement;
(B)
not to copy, in whole or in part, Confidential Information except insofar as is reasonably necessary for performance of the Agreement and without first obtaining the prior written consent of the disclosing party;

(C)
not to disclose Confidential Information except that such information may be disclosed to the receiving party’s directors, officers, and employees to the extent necessary for purposes directly related to the performances of receiving party’s duties under this Agreement;

(D)
to return Confidential Information, including all copies and records thereof, at the expiration or earlier termination of this Agreement, provided however, the parties may retain such information as is reasonably necessary for the performance of the parties’ respective duties and obligations after expiration of the Agreement;

(E)	not to use Confidential Information to compete or assist any person or entity in competing with the business of the other party or its affiliates;
(F)	not to use, sell or in any way violate the privacy of the clients/members names which shall become available to each other through the servicing of this relationship; and
(G)
to keep strictly confidential the terms and conditions of this Agreement.  Should Reseller divulge pricing information from this Agreement to a third party, NB reserves the right to change the pricing described in any schedules or exhibits at NB’s sole discretion.

If the receiving party or anyone to whom it discloses the Confidential Information becomes legally compelled to disclose all or any part of the Confidential Information (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or other order issued by a court of competent jurisdiction, or by a government agency), the receiving party shall (i) promptly, and prior to compliance with the request, notify the disclosing party of the existence, terms, and circumstances comprising such a request; (ii) consult with the disclosing party on the advisability of taking steps to resist or narrow that request, and to the extent legally permissible, delay such disclosure until the disclosing party has taken all reasonable steps necessary to resist or narrow that request; (iii) if disclosure of the Confidential Information is required, after notifying the disclosing party, furnish only such portion of the Confidential Information as the receiving party is advised by counsel is legally required to be disclosed; and (iv) cooperate with the disclosing party, at the disclosing party’s expense, in its efforts to obtain a protective or limiting order or other reliable assurance that confidential treatment will be afforded to that portion of the Confidential Information that is required to be disclosed.

8.  NON-COMPETITION

Reseller for and on behalf of its officers, agents, directors, and principal shareholders agrees during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement (with the exception of NB terminating this Agreement without cause), it and they shall not directly or indirectly contract with any Vendors listed in Schedule 1 of this Agreement, nor shall they hire any employee of NB during this time period, nor shall they utilize NB’s confidential provider lists to solicit and/or contract with any providers in the event Reseller elects to establish its own vision, chiropractic, or any other provider network made available to Reseller by NB under the terms of this Agreement.  Reseller is not prohibited from establishing its own provider network(s) when soliciting providers from lists in the public domain or from establishing a business relationship with another party that maintains a provider network which includes one or more of the providers in NB’s provider network.

The covenants by Reseller contained in this paragraph are of the essence of this Agreement and NB would not sell the Program hereunder to Reseller in the absence of such covenants. In consideration of such covenants and to entrust to Reseller provider lists, marketing materials, and other related Confidential Information pertaining to the business of NB, Reseller hereby expressly agrees the utilization of such training and sales information in competition against NB or its affiliates as hereinafter expressly prohibited would be grossly unfair to NB and would cause continuing irreparable damage to NB.

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9.  NON-CIRCUMVENTION

Any direct sales leads or referrals developed, created or furnished by Reseller in the promotion and/or marketing of memberships in any of NB benefit program which result in sales of, or negotiations for sales of memberships, shall be considered a potential client of Reseller.  In order to prevent Reseller’s potential clients from trying to contract directly with NB, Reseller must complete NB’s Non-Circumvention Agreement.  Upon receipt of each completed Non-Circumvention Agreement, NB will notify Reseller if the client listed has been registered as Reseller’s prospect.  Should the named organization or one of their representatives try to contact NB, NB will immediately direct them back to Reseller.  NB’s Non-Circumvention Agreement is valid for a period of ninety (90) days. In the event Reseller and Reseller’s potential client do not enter into a written Agreement within ninety (90) days from the date NB accepts the Non-Circumvention Agreement, said Non-Circumvention Agreement shall be terminated.  Reseller may prevent termination by presentation of a “Broker of Record” letter from their respective client.  In the absence of a properly executed and valid Non-Circumvention Agreement, NB will have no obligations to Reseller under this paragraph and will be free to deal with such leads, references, and/or clients as NB deems appropriate.

From time to time, more than one reseller may try to secure the same client’s business at the same time.  The Non-Circumvention Agreement does not preclude other resellers of NB’s Program from working with a prospective client listed in the Non-Circumvention Agreement.  However, it does prevent the client from going directly to NB for the purpose of negotiating a contract.  In the event two entities have presented NB’s benefits to the same client or their representative, the client will be asked to issue a “Broker of Record” statement designating which reseller has been selected.

10.  INDEMNIFICATION

NB agrees, except as otherwise provided, to indemnify, defend and hold Reseller harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs and expenses, including reasonable attorneys’ fees, arising from or in any way connected with (i) the failure of NB to provide the Program in accordance with its terms; or (ii) the failure of NB to perform its duties pursuant to this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation by NB which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

Reseller agrees to indemnify, defend and hold NB harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs or expenses, including reasonable attorney’s fees, arising from or in any way connected with (i) the sale or furnishing of services of Reseller;  (ii) the failure of Reseller to perform its duties under this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation made by Reseller which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

11.  PARTIAL INVALIDITY: SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed, so far as is reasonable and possible, as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein or in a manner that is reasonable and reflects the intent of the parties hereto.

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12.  ASSIGNMENT

Neither this Agreement nor any of the benefits to accrue hereunder shall be assigned or transferred, either in whole or in part, without the prior written consent of the other party, which will not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

13.  LEGISLATIVE CHANGES

In relation to the subject matter of this Agreement, each party shall perform its duties in compliance with all applicable laws, ordinances, regulations and other requirements that are now governing or may in the future govern the subject matter of this Agreement.  If the performance of a duty by either party under this Agreement cannot be performed due to a legislative or regulatory change, or if the performance by any party hereto of any term, covenant, condition or provision of the Agreement should violate any statute, ordinance, or be otherwise deemed illegal by any governmental body or agency (collectively, “Jeopardy Event”), then NB will send notification to Reseller of such Jeopardy Event. Within fifteen (15) days of receiving said notification, Reseller must complete the accompanying acknowledgement documentation and submit to NB.  Failure to return the necessary acknowledgement paperwork could result in, but not be limited to, contract termination and/or membership suspension in a particular state.

14.  WAIVERS

The failure of any party to insist upon the prompt and punctual performance of any terms or conditions in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

15.  CONSTRUCTION

This Agreement shall be interpreted as though it were mutually drafted.  The masculine shall be deemed to include the feminine and vice versa, and the singular shall be deemed to include the plural and vice versa.  All references to dollar amounts in this Agreement means amounts in currency of the United States of America. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party hereto on the grounds such party drafted or caused to be drafted this Agreement or any part hereof, nor shall any presumption or burden of proof or persuasion be implied by virtue of the fact this Agreement may have been prepared by or at the request of a particular party or their counsel.

16.  ENTIRE AGREEMENT

This Agreement contains the entire and only Agreement between the parties hereto and supersedes all other prior Agreements between the parties whether written or oral. This Agreement shall not be modified or amended in any manner except in writing signed by all parties.

17.  CAPTIONS

The paragraph captions contained in this Agreement are intended for purposes of convenience or reference only and shall not be considered in construing this instrument.

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18.  FORCE MAJEURE

Neither party shall be deemed to be in default of any provisions of this Agreement, or for failure in performance, resulting from acts or events beyond the control of any such party provided the party claiming force majeure gives the other party prompt notice of such condition.  Such acts shall include, but not be limited to, acts of God, civil or military authority and disturbance, war, strikes, fires, other catastrophes, or other events beyond the parties’ reasonable control.  Force majeure conditions shall not excuse payment obligations provided services remain current.

19.  MISCELLANEOUS SERVICES

Should Reseller request additional services including, but not limited to, programming, programming changes, commission disbursement restructure, system development, etc., services will be performed at NB’s current Time & Material (T&M) rates.  T&M pricing will be quoted on a case-by-case basis.

20.  DATE SENSITIVE

In the event both parties do not sign this Agreement on or before the last day of May, 2008, it will be deemed null and void.

21.  OPPORTUNITY TO CONSULT AN ATTORNEY

Each party to this Agreement agrees they have had an opportunity to review this Agreement and consult with an attorney prior to accepting its terms, and by signing below agrees there was no duress placed on them and there were no representations made other than those contained in this Agreement.

22.  RESPONSIBILITY TO AND RIGHTS OF THIRD PARTIES

Reseller acknowledges and agrees (a) NB does not practice medicine or any other profession, (b) NB does not control the provision of services to Reseller’s members, (c) NB does not control the actions of their Vendors and is not responsible in the event one or more of these Vendors terminate, cease, or modify the service(s) and/or product(s) offered in the Program, and (d) NB is not responsible for the care and treatment of Reseller’s members rendered by the participating professionals from the respective network in which they are associated; such care and treatment being the sole responsibility of the participating professionals from the respective network in which they are associated. Further, Reseller acknowledges and agrees each member shall be solely financially responsible for paying the usual and customary fees of participating professionals, less applicable discounts established from time to time by NB, for services received by such member.  NB is not responsible or accountable for providing funds to pay for such services.

23.  PROHIBITION OF ILLEGAL MARKETING PRACTICES

NB and Reseller each warrants and represents that all present and future marketing practices used by their organization are in compliance with (i) the Telephone Consumer Protection Act (“TCPA”) as defined under 47 U.S.C. section 227 which strictly prohibits illegal telemarketing and unsolicited fax transmittal activities (http://www.fcc.gov/cgb/consumerfacts/tcpa.html) and (ii) the CAN-SPAM Act of 2003 which strictly prohibits unsolicited commercial electronic mail (http://www.spamlaws.com/federal/can-spam/shtml).  Either party shall have the right to immediately terminate this Agreement upon learning of any violation of the TCPA or CAN-SPAM Act by the other party.  Further, both parties agree the party responsible for violating the TCPA or CAN-SPAM Act will be responsible for all costs and expenses of both parties, including court costs and attorney’s fees, arising from or in any way connected with said violation.

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 10 of 15	5/21/2008

24.  AUDIT
Both parties agree to allow each other access to, and audit privilege of, proprietary, pertinent and relevant records, document and data in order to validate compliance with the terms and conditions of this Agreement during regular business hours, 9:00 AM to 5:00 PM Central Time.  Upon receipt and acknowledgement of a thirty (30) day prior written notice, either party will reasonably grant such access and audit privileges (all expenses to be paid by the requesting party).

25.  NOTICES
All notices required pursuant to this Agreement shall be in writing and shall be sufficiently given and served upon the other party if given personally or mailed by certified mail to the following addresses:

IF TO NB:	IF TO RESELLER:
Joel Ray, CEO	Gerard Ferro, CEO
New Benefits, Ltd.	New Millennium Consultants, LLC
14240 Proton Road	6 Alton Avenue
Dallas, TX 75244	Voorhees, NJ 08042

Any notice mailed by certified mail or registered mail, return receipt requested, postage prepaid to the above addresses, shall be effective forty eight (48) hours after deposit in the United States mail, duly addressed and with postage prepaid.  Such addresses may be changed from time to time upon written notice to the other party.

26.  GOVERNING LAW
This Agreement is made in the County of Dallas, State of Texas, and shall be construed and interpreted in accordance with the laws of the State of Texas.  Venue for any disputes is in Dallas, Dallas County, Texas.

27.  SCHEDULES; EXHIBITS
All schedules and exhibits attached hereto are incorporated in this Agreement by reference for all purposes.

EXECUTED BY THE PARTIES HERETO ON THE           DAY OF                 , 2008:

RESELLER		NEW BENEFITS, LTD.

Signature:		Signature:______________________
Name:	Gerard Ferro	Name:______________________
Title:	CEO	Title:______________________
Company:	New Millennium Consultants, LLC	of Neubene Management,L.L.C.,
Address:	6 Alton Avenue	its General Partner
Voorhees, NJ 08042
Telephone #:
Fax Number:
Email Address: William.swank@limesystems.com

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 11 of 15	5/21/2008

SCHEDULE 1
Voluntary Pricing for New Millennium Consultants, LLC

Reseller shall remit to NB the following amounts per member per month for the following benefits (first year and renewal):

MEDICAL BENEFITS	VOLUNTARY WHOLESALE NET PRICEE

Alternative Health & Wellness (American Wholehealth)	$0.65 per member per month
Chiropractic (UHS – Subject to availability)	$0.65 per member per month
Dental (Aetna Dental Access)	$0.85 per member per month
Doctors Online (eDocAmerica)	$0.75 per member per month
Doctors Online Plus (eDocAmerica+)	$0.85 per member per month
Durable Medical Supplies** (Allegro)	$0.10 per member per month
Elder/Long-Term Care* (CHCS)	$0.75 per member per month
Family Consultation* (Work & Family Benefits)	$0.35 per member per month
Hearing Aids** (ClearSounds/Beltone/TruHearing/Lloyds)	No Charge with 2+ Paid Benefits
Medical Health Advisor (Health Advocate)	$1.25 per member per month
Medical Records Storage* (Health Tracer)	$0.35 per member per month
Nurse Hotline/Health Information Library* (FoneMed)	$0.75 per member per month
Personal Wellness Online (My eWellness)	$0.50 per member per month
Pet Care Savings (Pet Assure)	$0.85 per member per month
Pharmacy - Retail (NB) and Mail Order (SunRX)	$0.75 per member per month
Pharmacy - Tiered Pharmacy (NB) and Mail Order (SunRX)	$3.50 per member per month
Physician and Hospital Network w/Medical Health Advisor (Beech Street)	$4.25 per member per month
Physician and Hospital Network w/Medical Health Advisor (Galaxy)	$1.95 per member per month
Physician (Beech) & Hospital (Galaxy) w/Medical Health Adv.	$4.25 per member per month
Two-Blend PPO w/Medical Health Advisor	$2.50 per member per month
(Galaxy, ppoNext, Health Advocate)
Three-Blend PPO w/Medical Health Advisor	$3.75 per member per month
(Beech, Galaxy, ppoNext, Health Advocate)
TelaDoc (Subject to availability)	$1.50 per member per month
TelaDoc w/No Consultation Fee (Subject to availability)	$2.00 per member per month
Telephonic Counseling* (APS)	$0.85 per member per month
Travel Assist* (Medex – Subject to availability)	$0.35 per member per month
VIP Health & Wellness** (Vitamins-Vitacost, Diabetic-Diabetic Solutions)	No Charge with 2+ Paid Benefits
Vision (Coast to Coast)	$0.65 per member per month

LIFESTYLE BENEFITS
Auto Maintenance and Pricing* (Consumer Benefit Services)	$0.15 per member per month
Condo Access* (Access Development)	$0.45 per member per month
Dining Access* (Access Development)	$0.45 per member per month
Financial Helpline* (Financial Lifeline)	$0.75 per member per month
Fitness Advantage* (Preventure)	$0.35 per member per month
Flowers for All Occasions* (Consumer Benefit Services)	$0.25 per member per month
Funeral Services – Basic Plan (Tribute Direct)	$0.35 per member per month
Funeral Services – Complete Plan (Tribute Direct)	$0.50 per member per month
Golf Access* (Access Development)	$0.45 per member per month
Grocery Coupons* - Online (Consumer Benefit Services)	$0.25 per member per month

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 12 of 15	5/21/2008

Grocery Coupons* - Booklet (Consumer Benefit Services)	$2.50 per member per year (annual)
Home Alarm Systems* (Monitronics)	No Charge with 2+ Paid Benefits
Home Repair Network* (Consumer Benefit Services)	$0.45 per member per month
Hotel Access* (Access Development)	$0.45 per member per month
Proactive Identity Theft Prevention ** (LifeLock)	$2.00 per member per month
Proactive Identity Theft Prevention ** 60 Day Free Trial (LifeLock)	No Charge with 2+ Paid Benefits
Identity Theft Protection* (Identity Safeguards)	$0.75 per member per month
Legal Care Direct* (Legal Club of America)	$0.35 per member per month
Local & Interstate Moving* (Consumer Benefit Services)	$0.15 per member per month
Magazine Program* (Consumer Benefit Services)	$0.25 per member per month
Movie Ticket Discounts* (Consumer Benefit Services)	$0.15 per member per month
Real Estate Benefits Program** (Century 21)	No Charge with 2+ Paid Benefits
Recreation Access* (Access Development)	$0.45 per member per month
Roadside Assistance** (Nation Safe Drivers)	$1.50 per member per month
Shopping Services* (Consumer Benefit Services)	$0.45 per member per month
Skiing Access* (Access Development)	$0.45 per member per month
Tax Advice & Preparation* (People’s Choice)	$0.85 per member per month
Theme Park Tickets* (Consumer Benefit Services)	$0.25 per member per month
Travel Reservation Service* (Consumer Benefit Services)	$0.25 per member per month

*      This benefit must be purchased with at least one other paid benefit.
**      This benefit must be purchased with at least two other paid benefits.

Additional Terms:

♦	Member is defined as the card purchaser and legal dependents.
♦	All benefits provided to Reseller at No Charge are subject to modification or termination without notice to Reseller.
♦
MARKETING FEE.  NB agrees to pay Reseller a marketing fee of $0.50 for each retail pharmacy utilization paid by the pharmacy benefit processor to NB.  (Note:  In the event there is no savings to a member on a prescription, the pharmacy benefit processor will not pay a marketing fee to NB, thus no marketing fee will be paid to Reseller.) Provided monthly utilization payment exceeds $100.00, Reseller will receive marketing fees 100 days from the first day of the month following utilization. For example, utilization fees incurred from February 1st-28th will be paid to Reseller no later than June 10th; fees incurred from March 1st-31st will be paid no later than July 10th. Termination of this Agreement by NB for breach of contract may result in permanent forfeiture of all marketing fees.

♦	Physician Visit/Hospital requires a separate member ID card.
♦	Pricing includes benefit access and customer service. (List billing only available for monthly statements over $50.00.)
♦
Pricing does not include fulfillment.  NB can provide membership fulfillment materials under the following terms and conditions:  Reseller agrees to establish a prepaid fulfillment account by submitting a minimum of $500.00 to NB prior to the enrollment of Reseller’s initial members. NB will deduct payment for each requested fulfillment package as set forth below.  Reseller acknowledges it is their responsibility to keep appropriate funds in the prepaid account.  NB will not print or mail fulfillment materials unless there are available funds in the prepaid account.  Upon receiving written notice, NB agrees to refund any unused portion of the prepaid account to Reseller within two (2) business days. All individual membership kits returned to NB for invalid addresses will be sent to Reseller for remailing.

o
Fulfillment Kit Contents.  NB will provide membership fulfillment packages to eligible members for a nonrefundable payment of $3.95 per membership kit including postage.  Fulfillment materials include two membership cards, a full-color 5”x8” booklet with a description of benefits, and a listing of the five closest participating providers of each applicable benefit.

♦	Pricing does not include marketing/enrollment materials.
♦	Reseller shall not wholesale benefits to any other entity without NB’s express written consent.
♦	Reseller must submit retail prices for NB approval a minimum of one week prior to launching marketing campaign.

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 13 of 15	5/21/2008

SCHEDULE 2
Pricing for New Millennium Consultants, LLC

New Benefits Individual Selection Plan Voluntary Retail Pricing
NB agrees to pay a 30% commission on the NB retail prices listed below (first year and renewal):

Products and Services:

●	Alternative Medicine (American Wholehealth)	●	Dental (Aetna Dental Access)	●	Pet Pet Care Savings (Pet Assure)
●	Chiropractic (UHS – Subject to availability	●	Elder/Long-Term Care (CHCS)	●	Physician & Hospital Network (Galaxy Health Network)
●	Counseling (APS)	●	Legal Care Direct (Legal Club of America)	●	Vision (Coast to Coast)
●	Doctors Online (eDocAmerica)	●	Nurse Hotline/Health Information Library* (FoneMed)

Available with the purchase of 2 or more additional products or services:

●	Proactive Identity Theft Prevention (LifeLock)	●	Roadside Assistance (Nation Safe Drivers)
●	TelaDoc (Subject to availability)	●	Travel Assistance (Medex – Subject to availability)

Complimentary Benefits (available with the purchase of any benefit)*:

•	Family Consultation Services (Work & Family Benefits)
•	Hearing Aids and Products
 (ClearSounds/Beltone/TruHearing/Lloyds)
•	Medical Records Storage and Retrieval (Health Tracer)
•	Retail and Mail Order Pharmacy Retail (NB) and Mail Order (SunRX)
•	Vitamins and Diabetic Supplies (Vitamins-Vitacost, Diabetic-Diabetic Solutions)

NB Suggested Retail Prices

	Monthly	Annual		Monthly	Annual
Any 1 Benefit	$2.75	$31.90	Any 8 benefits	$17.95	$207.90
Any 2 benefits	$5.25	$60.50	Any 9 benefits	$19.95	$229.90
Any 3 benefits	$7.50	$86.90	Any 10 benefits	$21.95	$251.90
Any 4 benefits	$9.85	$114.40	Any 11 benefits	$23.95	$273.90
Any 5 benefits	$11.95	$139.70	Any 12 benefits	$25.95	$295.90
Any 6 benefits	$14.25	$163.90	Any 13 benefits	$27.95	$317.90
Any 7 benefits	$16.05	$185.90	Any 14 or 15 benefits	$29.95	$341.40

Additional Terms:

♦	Member is defined as the card purchaser and legal dependents.
♦
Pricing includes benefit access, customer service, membership kits, bank draft and list bill (only available with 100% participation in groups of 50 or more) charges.  Kits include two membership cards, a full-color 5”x8” booklet with a description of benefits, and a listing of the five closest participating providers for each applicable benefit. (Full-color 8”x10” booklets may be substituted for the 5”x8” booklets on a group by group basis for an additional one-time nonrefundable charge to Reseller of $2.00 per member.)

♦	Prices exclude marketing/enrollment materials.
♦	Physician Visit/Hospital requires a separate membership card.
♦	Pricing deviations must be pre-approved by NB.
♦
MARKETING FEE.  NB agrees to pay Reseller a marketing fee of $0.50 for each retail pharmacy utilization paid by the pharmacy benefit processor to NB.  (Note:  In the event there is no savings to a member on a prescription, the pharmacy benefit processor will not pay a marketing fee to NB, thus no marketing fee will be paid to Reseller.) Provided monthly utilization payment exceeds $100.00, Reseller will receive marketing fees 100 days from the first day of the month following utilization. For example, utilization fees incurred from February 1st-28th will be paid to Reseller no later than June 10th; fees incurred from March 1st-31st will be paid no later than July 10th. Termination of this Agreement by NB for breach of contract may result in permanent forfeiture of all marketing fees.

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 14 of 15	5/21/2008

FREE PHARMACY CARD PROGRAM
Reseller is authorized to market a Free Pharmacy Card Program. As there is no per member per month fee for the pharmacy benefit, Reseller is prohibited from charging the member a monthly fee to access this Program. Further, NB agrees to pay Reseller a marketing fee of $0.50 for each pharmacy utilization paid by the pharmacy benefit processor to NB. In the event there is no savings to a member on a prescription, the pharmacy benefit manager will not pay a marketing fee to NB, thus no marketing fee will be paid to Reseller. Provided monthly utilization payment exceeds $100.00, Reseller will receive marketing fees 100 days from the first day of the month following utilization. For example, utilization fees incurred from February 1st-28th will be paid to Reseller no later than June 10th; fees incurred from March 1st-31st will be paid no later than July 10th. Termination of this Agreement by NB for breach of contract may result in permanent forfeiture of all marketing fees.

Reseller agrees that NB will print a minimum of three thousand (3,000) Free Pharmacy Card brochures at a cost of $0.07 per brochure, payable prior to printing. This price includes a 3.5” x 7.5” single panel card stock brochure (full-color front, black-and-white back) with a perforated membership card and benefit description as well as Reseller’s desired logo.  Price does not include applicable tax or shipping charges. NB will print additional Free Pharmacy Card brochures at this same price when printing a minimum of one thousand (1,000) brochures.

CONFIDENTIAL – Net Agreement (Net) Rev. 1/2008	Page 15 of 15	5/21/2008